                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) OR Rule 14a-12

                           INSIGHT ENTERPRISES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                            INSIGHT ENTERPRISES, INC.

                             6820 SOUTH HARL AVENUE
                              TEMPE, ARIZONA 85283

                  NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 7, 1998

TO OUR STOCKHOLDERS:

         The 1998 Annual Meeting of Stockholders of Insight Enterprises, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 7, 1998, at 3:00 p.m. local time, at the Company's corporate headquarters, 6820 South Harl Avenue, Tempe, Arizona 85283, for the following purposes:

         (1) To elect one director as a Class I Director to serve until the 2001 Annual Meeting of Stockholders and until his successor is duly elected and qualified;

         (2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. Management is presently aware of no other business to come before the Annual Meeting.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Each outstanding share of the Company's Common Stock entitles the holder of record at the close of business on March 11, 1998 to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of Common Stock can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. A copy of the Company's 1997 Annual Report to Stockholders, which includes audited financial statements, is enclosed.

         All stockholders are cordially invited to attend the Annual Meeting in person.

                                    By order of the Board of Directors

                                    /s/ Stanley Laybourne

Tempe, Arizona                      Stanley Laybourne
March 31, 1998                      Secretary, Treasurer
                                    and Chief Financial Officer

IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND MAIL THE ENCLOSED PROXY. A POSTAGE-PAID ENVELOPE IS PROVIDED FOR MAILING IN THE UNITED STATES.

                            INSIGHT ENTERPRISES, INC.

                             6820 SOUTH HARL AVENUE
                              TEMPE, ARIZONA 85283

                                 PROXY STATEMENT

                       1998 ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 7, 1998

                SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

         This Proxy Statement is furnished to the stockholders of record of Insight Enterprises, Inc. (the "Company") in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 7, 1998, at 3:00 p.m. local time, at the Company's corporate headquarters, 6820 South Harl Avenue, Tempe, Arizona 85283, and at any and all adjournments thereof. THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. The proxy materials will be mailed on or about April 14, 1998, to stockholders of record at the close of business on March 11, 1998 (the "Record Date").

         When stock is in the name of more than one person, the proxy is valid if signed by any of such persons unless the Company receives written notice to the contrary. If the stockholder is a corporation, the proxy should be signed in the name of such corporation by an executive or other authorized officer. If signed as attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer's full title should be given and, if not previously furnished, a certificate or other evidence of appointment should be furnished.

         A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company at 6820 South Harl Avenue, Tempe, Arizona 85283 prior to the vote at the Annual Meeting, by written notice of revocation received by the Secretary prior to the vote at the Annual Meeting or by appearing in person at the Annual Meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates.

         In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses incurred in connection therewith. All expenses incurred in connection with this solicitation will be borne by the Company.

                                   STOCK SPLIT

         On August 13, 1997, the Company's Board of Directors approved a 3-for-2 stock split effected in the form of a stock dividend and payable on September 17, 1997 to the stockholders of record at the close of business on August 27, 1997. All share amounts and share prices in this Proxy Statement have been retroactively adjusted to reflect this 3-for-2 stock split.

                            CHANGE IN FISCAL YEAR END

         On January 26, 1998, the Company's Board of Directors approved a change in the Company's fiscal year end from June 30 to December 31. The disclosure provided in the sections "Executive Compensation" and "Compensation Committee Report on Executive Compensation" includes information on the full 1997 calendar year, not merely the period from July 1 to December 31, 1997. Similarly, information has been provided in those sections for previous calendar (not fiscal) years.

                          VOTING SECURITIES OUTSTANDING

         Only holders of record of the Company's Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were issued and outstanding 10,509,973 shares of the Company's Common Stock. Each holder of Common Stock is entitled to one vote, exercisable in person or by proxy, for each share of the Company's Common Stock held of record on the Record Date. The presence of a majority of the shares of Common Stock entitled to vote, in person or by proxy, is required to constitute a quorum for the conduct of business at the Annual Meeting. The Inspector of Election appointed by the Board of Directors shall determine the shares represented at the meeting and the validity of proxies and ballots, and shall count all votes and ballots.

         The affirmative vote of a plurality of the shares represented at the meeting, in person or by proxy, and entitled to vote is required with respect to the election of directors. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions will have no effect on the voting for the election of the directors. A broker non-vote will not be regarded as representing a share entitled to vote on a proposal and, accordingly, will have no effect on the voting for the election of the director or any other business that may come before the meeting.

         All shares represented by properly executed proxies, unless such proxies have previously been revoked, will be voted in accordance with the direction on the proxies. If no direction is indicated, the shares will be voted in favor of the re-election of Eric J. Crown. The Board of Directors is not aware of any other matter which may come before the meeting. If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters.

                              ELECTION OF DIRECTORS

         The Company's Board of Directors currently consists of five members. The present term of Eric J. Crown who is a Class I incumbent director, will expire at the Annual Meeting. Mr. Crown has been nominated for re-election as director of the Company and, unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of Mr. Crown as a director of the Company.

         If the nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that the nominee will be unable or will decline to serve as a director.

             INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

         The names of the Company's directors and executive officers, and certain information about them, are set forth below.

NAME                                     AGE               POSITION
Eric J. Crown (1)                        35                Chief Executive Officer and Chairman of the Board of
                                                           the Company (Term expires in 1998)

Timothy A. Crown (1)                     33                President and Director of the Company (Term expires
                                                           in 2000)

Stanley Laybourne (1)                    48                Chief Financial Officer, Secretary, Treasurer and
                                                           Director of the Company (Term expires in 2000)

Larry A. Gunning (2)                     53                Director of the Company (Term expires in 1999)

Robertson C. Jones (2)                   53                Director of the Company (Term expires in 1999)

Michael A. Gumbert                       39                Chief Operating Officer of Insight Direct, Inc., a
                                                           subsidiary of the Company

Branson M. Smith                         41                Chief Operating Officer of Direct Alliance
                                                           Corporation, a subsidiary of the Company

(1) Member of Executive Committee of the Board of Directors.

(2) Member of Audit and Compensation Committees of the Board of Directors.

         Eric J. Crown. Mr. Crown has been the Chief Executive Officer and Chairman of the Board of the Company since 1994, has held various officer and director positions with the predecessor corporations since 1988, and is one of the Company's founders. In 1984, he received a Bachelor of Science degree in Business Computer Information Systems from Arizona State University. From 1983 to 1986, Mr. Crown operated an independent computer and business consulting firm. From 1986 to 1988, Mr. Crown was a partner in MicroNet Consulting, a computer consulting and sales company. Eric J. Crown is the brother of Timothy
A. Crown.

         Timothy A. Crown. Mr. Crown has been a director of the Company since 1994. Mr. Crown has been employed by the Company or one of its predecessors since 1988 and has been President since 1989. He received a Bachelor of Science degree in Business and Computer Science from the University of Kansas in 1986. From 1986 until 1987, Mr. Crown was employed by NCR Corporation as an Administrative Analyst. From 1987 to 1988, Mr. Crown was a partner in MicroNet Consulting. Timothy A. Crown is the brother of Eric J. Crown.

         Stanley Laybourne. Mr. Laybourne has been a director of the Company since 1994. Mr. Laybourne was an independent consultant to the Company or its predecessors from September 1990 through March 1991 and became the Chief Financial Officer and Treasurer in April 1991. In November 1994, he became Secretary of the Company. Mr. Laybourne received a Bachelor of Science degree in Accounting from The Ohio State University in 1971, with a Masters in Business Administration degree from Arizona State University in 1972. From 1972 to 1985, he was employed by Touche, Ross & Co., a predecessor to Deloitte & Touche, where he was an audit partner from 1983 to 1985. From 1985 to 1989, Mr. Laybourne was President and Chief Executive Officer of The Scottscom Group, a financial services company. From 1989 to 1990, Mr. Laybourne was Executive Vice President of Ovation Broadcasting Company, a company which operated commercial radio broadcast properties. Mr. Laybourne is the Chief Financial Officer of the Fiesta Bowl and a member of the City of Scottsdale Citizens' Bond Review Commission. Mr. Laybourne is a Certified Public Accountant.

         Larry A. Gunning. Mr. Gunning has been a director of the Company since January 1995. He has been President and Director of Pasco Petroleum Corp., a petroleum marketing company, since 1988. Mr. Gunning received a Bachelor of Science degree in Business Management from Arizona State University in 1966. Mr. Gunning is a member of the Arizona State University College of Business Dean's Council of 100 and a director of several nonprofit organizations.

         Robertson C. Jones. Mr. Jones has been a director of the Company since January 1995. Mr. Jones has been Vice President and General Counsel of Del Webb Corporation, a developer of master-planned residential communities, since January 1992. Mr. Jones received his Bachelor of Arts degree from Williams College in 1966, his Masters in Business Administration degree from Oklahoma City University in 1969 and his Juris Doctor degree from University of California, Hastings College of Law, in 1977. Mr. Jones is a director of several nonprofit organizations, including the Arizona Chamber of Commerce.

         Michael A. Gumbert. Mr. Gumbert was hired on July 1, 1996, as Chief Operating Officer of Insight Direct, Inc., a subsidiary of the Company. From 1983 through 1990, Mr. Gumbert held various positions within MicroAmerica, Inc., a value added computer distributor. In 1990, MicroAmerica, Inc. was acquired by Merisel, Inc., a distributor of computers, software and peripherals. From 1990 through June 1995, Mr. Gumbert held several positions with Merisel, Inc., including Senior Vice President, Sales and Operation from April 1992 to June 1995. From August 1995 to June 1996, Mr. Gumbert was Senior Vice President, General Manager of Tandy Corporation, a consumer electronic retailer. Mr. Gumbert received a Bachelor of Business Administration in Marketing from North Texas State University.

         Branson M. Smith. Mr. Smith was employed by Insight Direct, Inc., a subsidiary of the Company, from March 1992 to September, 1996 and served as its Vice President of Distribution and Senior Vice President of Fulfillment Services. In September 1996, Mr. Smith was promoted to Chief Operating Officer of Direct Alliance Corporation, a subsidiary of the Company. From December 1987 to May 1991, Mr. Smith was a Division Manager of Shape West, a computer disk manufacturer. From May 1991 to March 1992, Mr. Smith was a principal in Southwest Automation, an industrial operations consulting firm. Mr. Smith received a Bachelor of Science degree in Business Administration from the University of Arizona.

                    MEETINGS OF THE BOARD AND ITS COMMITTEES

         The Board of Directors held a total of four meetings during the calendar year ended December 31, 1997. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and any committee on which such director served during the period of such service.

         The Board presently has an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee currently consists of Messrs. Eric J. Crown, Timothy A. Crown and Stanley Laybourne. The Executive Committee is empowered to act on Board matters that arise between meetings of the full Board of Directors.

         The Audit Committee currently consists of Messrs. Larry A. Gunning and Robertson C. Jones and met two times in calendar 1997. The Audit Committee meets independently with representatives of the Company's independent auditors and with representatives of senior management. The Committee reviews the general scope of the Company's annual audit, the fee charged by the independent auditors and other matters relating to internal control systems. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's auditors. The Committee is also responsible for recommending the engagement or discharge of the Company's independent auditors.

         The Compensation Committee currently consists of Messrs. Gunning and Jones and met one time in calendar 1997. The Compensation Committee administers salaries and benefit programs designed for senior management, officers and directors and the Company's Stock Option Plan with a view to insure that the Company is attracting and retaining highly qualified managers through competitive salary and benefit programs and encouraging extraordinary effort through incentive rewards.

         The Company does not have a nominating committee or a committee performing the functions of a nominating committee. Nominations of persons to be directors are considered by the full Board of Directors.

                             EXECUTIVE COMPENSATION

         The following table sets forth for each of the last three calendar years the total compensation awarded to, earned by or paid to (i) the Company's Chief Executive Officer and (ii) each of the Company's other executive officers who were serving as executive officers at the end of calendar 1997 and whose salary and bonus aggregated at least $100,000 for services rendered to the Company during calendar 1997 (collectively, the "Named Executive Officers").

         SUMMARY COMPENSATION TABLE

                                                                                                    LONG TERM
                                                                                                   COMPENSATION
                                                                 ANNUAL COMPENSATION                 AWARDS
                                                  -----------------------------------------------   --------
                                                                                   OTHER            SECURITIES
                                                                                   ANNUAL           UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR         SALARY           BONUS    COMPENSATION($)(1)    OPTIONS    COMPENSATION(2)
---------------------------             ----         ------           -----    ------------------    -------    ---------------
Eric J. Crown                           1997       $237,500(3)       $195,042           --           67,499       $  1,542
     Chief Executive Officer            1996       $225,000(3)              0           --                0       $  2,876
                                        1995       $218,750(3)              0           --                0       $  2,757

Timothy A. Crown                        1997       $237,500(3)       $195,042           --           67,499       $  1,396
     President                          1996       $225,000(3)              0           --                0       $  2,876
                                        1995       $218,750(3)              0           --                0       $  2,759

Stanley Laybourne                       1997       $170,000          $ 85,342           --           22,499       $  2,916
     Chief Financial Officer,           1996       $150,000          $  5,182           --           75,000       $  2,716
     Secretary and Treasurer            1995       $125,000                 0           --                0       $  2,170

Michael A. Gumbert (4)                  1997       $192,500          $110,967           --           29,999       $  3,195
     Chief Operating Officer            1996       $ 87,500          $ 42,859                        90,000       $    457
     of Insight Direct, Inc.

Branson M. Smith                        1997       $146,000          $ 36,118           --           22,499       $  1,620
     Chief Operating Officer            1996       $128,000          $  9,478           --           30,000       $  1,476
     of Direct Alliance                 1995       $132,019          $ 10,000           --           30,000       $  1,733
     Corporation

(1) The cost of certain perquisite and other personal benefits are not included because they did not exceed, in the case of any executive officer, the lesser of $50,000 or 10% of the total of the annual salary and bonus for such executive.

(2) Represents payments for disability insurance premiums and 401(k) contributions made by the Company to the account of the executive officer in the following amounts, respectively: $1,060 and $482 in 1997, $853 and $2,023 in 1996 and $660 and $2,097 in 1995 for Eric J.
         Crown; $914 and $482 in 1997, $853 and $2,023 in 1996 and $660 and
         $2,099 in 1995 for Timothy A. Crown; $885 and $2,031 in 1997, $690 and
         $2,026 in 1996 and $412 and $1,758 in 1995 for Stanley Laybourne; $1,097 and $2,098 in 1997 and $457 and $0 in 1996 for Michael A.
         Gumbert; $783 and $837 in 1997, $609 and $867in 1996 and $346 and
         $1,387 in 1995 for Branson M. Smith.

(3) Effective October 1, 1994, the salaries for the Chief Executive Officer and President were each set at $225,000 until June 30, 1997. See "Employment Contracts, Termination of Employment and Change-in-Control Agreements" below.

(4) Mr. Gumbert was hired as Chief Operating Officer of Insight Direct, Inc. on July 1, 1996.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information regarding stock options granted during the calendar year ended December 31, 1997 to the Named Executive Officers.

                                                INDIVIDUAL GRANTS
                         ------------------------------------------------------------
                                           PERCENT OF                                    POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF           TOTAL                                      ASSUMED ANNUAL RATES OF STOCK
                          SECURITIES         OPTIONS                                     PRICE APPRECIATION FOR OPTION
                          UNDERLYING        GRANTED TO     EXERCISE OR                              TERM (1)
                           OPTIONS         EMPLOYEES IN    BASE PRICE      EXPIRATION    -----------------------------
NAME                      GRANTED (#)       FISCAL YEAR      ($/SHARE)        DATE            5%             10%
------------------       ------------      ------------    -----------     ----------      --------      ---------
Eric J. Crown              15,124(2)            1.9%       $  21.82         7/1/02         $ 52,826       $153,081
                           52,375(2)            6.6%       $  19.83         7/1/02         $286,993       $634,179

Timothy A. Crown           15,124(2)            1.9%       $  21.82         7/1/02         $ 52,826       $153,081
                           52,375(2)            6.6%       $  19.83         7/1/02         $286,993       $634,179

Stanley Laybourne          22,499(2)            2.8%       $  19.83         7/1/07         $280,631       $711,175

Michael A. Gumbert          7,500(2)            0.9%       $  17.67         1/2/07         $ 83,329       $211,171
                           22,499(2)            2.8%       $  19.83         7/1/07         $280,631       $711,175

Branson M. Smith           22,499(2)            2.8%       $  19.83         7/1/07         $280,631       $711,175

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term (10 years). The potential realizable value of the foregoing options is calculated by assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the term of the option at the specified annual rates, and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of the Common Stock.

(2) One-third of the options become exercisable on each of the first three anniversaries of the grant date.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth information with respect to option exercises of and the number and value of options outstanding at December 31, 1997 held by the Named Executive Officers.

                                                              NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED                  IN-THE-MONEY
                                                              OPTIONS AT FY-END (#)               OPTIONS AT FY-END (1)
                         SHARES ACQUIRED    VALUE          -----------------------------    -------------------------------
NAME                     ON EXERCISE (#)   REALIZED        EXERCISABLE    UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
------------------       ---------------  ----------       -----------    -------------     -----------      -------------
Eric J. Crown                     0                0              0           67,499                  0       $1,111,813
Timothy A. Crown                  0                0              0           67,499                  0       $1,111,813
Stanley Laybourne            10,250       $  390,729         48,720           72,499         $1,562,461       $1,784,774
Michael A. Gumbert           30,000       $  608,666              0           89,999                  0       $1,778,736
Branson M. Smith             17,500       $  557,333              0           49,999                  0       $1,172,900

         (1) Value as of December 31, 1997 is based upon the closing price on that date as reported on the Nasdaq National Market minus the exercise price, multiplied by the number of shares underlying the option.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL
ARRANGEMENTS

         Effective October 1, 1994, Eric J. Crown and Timothy A. Crown each entered into an employment agreement with the Company on substantially identical terms. Each employment agreement provided for an annual salary of $225,000 through June 30, 1997 and further provided that no bonus would be paid either to Eric J. Crown or to Timothy A. Crown with respect to that period. Pursuant to their terms, both agreements terminated on June 30, 1997.

         The Company has entered into employment agreements with each of its Named Executive Officers. The agreements provide for base salaries, incentive bonuses and contain non-competition and change of control provisions. The Board of Directors approved, based upon the Compensation Committee's recommendation, the base salaries and incentive bonuses for Eric J. Crown, Timothy A. Crown and Stanley Laybourne for a period of two years, effective July 1, 1997. These agreements contain provisions that constantly renew the agreement for two years.

         The base salaries for Eric J. Crown, Timothy A. Crown and Stanley Laybourne are set at $250,000, $250,000 and $190,000, respectively. Messrs. Crown, Crown and Laybourne are entitled to receive an incentive bonus, payable quarterly, for the period under their two year agreement equal to 2.5%, 2.5% and 0.5%, respectively, of the Company's net earnings (before deducting the incentive bonuses) provided that (i) the Company's net earnings exceed certain stated minimums and (ii) in no event will the incentive bonuses exceed (A) with respect to Messrs. Crown and Crown 270% of their base salaries and (B) with respect to Messr. Laybourne 70% of his base salary.

         Eric J. Crown, the Company's Chief Executive Officer, approved the base salaries and incentive bonuses for Michael A. Gumbert and Branson M. Smith for the period under their two year agreement. These agreements do not contain provisions that constantly renew the agreement. The bases salaries for Michael
A. Gumbert and Branson M. Smith are set at $215,000 and $155,000, respectively. Messrs. Gumbert and Smith are entitled to receive an incentive bonus, payable quarterly, for the period under their two year agreement based on a percentage of net earnings (before deducting the incentive bonuses) of their respective subsidiaries provided that the Company's net earnings exceed certain stated minimums.

         The agreements for Eric J. Crown, Timothy A. Crown and Stanley Laybourne contain Change-of-Control provisions and noncompete provisions that could result in payments to these individual equal to three times their base salary and incentive bonus for the preceding four quarters (all payments are to be grossed up for the individuals' taxes) and accelerates the vesting of all outstanding options, if a change-of-control did occur. The agreements for Michael A. Gumbert and Branson M. Smith contain the same provisions except their payment could be one times their base salary and incentive bonus for the preceding four quarters, if a change-of-control did occur.

         The Compensation Committee and the Chief Executive Officer utilized KPMG Peat Marwick LLP to analyze and review the competitiveness of executive pay. The analysis has provided the basis for recommendations and approvals with respect to the terms and provisions included in the 1998 executive employment agreements. The analysis provided information regarding "peer" compensation levels and long-term incentive compensation obtained from publicly held company reports and SEC filings, executive compensation surveys and other relevant sources. The Compensation Committee and the Chief Executive Officer considered all such factors in its decision to adopt the related agreements.

COMPENSATION OF DIRECTORS

         Directors who are not employees of the Company receive a retainer of $2,000 per quarter, $500 per board meeting attended, $300 per committee meeting attended, reimbursement of reasonable expenses and certain formula-based stock option awards as described in the next paragraph. Directors who are employees of the Company do not receive compensation for their service as directors.

         Directors who are not employees of the Company ("nonemployee directors") are eligible to receive nonqualified stock options only pursuant to a formula grant provision of the Option Plan. The formula provided for an initial grant of options for 3,750 shares to each nonemployee director on the closing date of the Company's initial public offering. Commencing with the 1996 Annual Meeting of Stockholders, nonemployee directors started receiving options for 2,250 shares each time they are elected for a three-year term on the Board. Nonemployee directors initially elected to the Board between annual meetings will receive options for 750 shares multiplied by the number of full and partial years of their initial terms. Additionally, the nonemployee directors received options for 4,500 shares during calendar 1996. This additional grant was based on a compensation comparison to the Company's competitors for nonemployee directors which was prepared by an independent company. Options granted under the formula provision of the Option Plan are exercisable for 10 years at the fair market value of the stock on the date of grant and vest over a three year period, subject to continued Board service.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is charged with:

         (1) reviewing and approving the annual salary, bonus and other benefits, direct and indirect, including perquisites and personal benefits, to be paid or awarded to the Company's executive officers;

         (2) reviewing and recommending to the Board of Directors new compensation and stock plans and changes to existing plans; and

         (3) administering the incentive compensation plans, stock option and other stock-based plans, and other employee benefit plans of the Company and its subsidiaries.

         The Committee currently makes compensation decisions with respect to Eric J. Crown, Timothy A. Crown and Stanley Laybourne, but not with respect to Michael A. Gumbert and Branson M. Smith. The Compensation Committee has delegated its authority to make compensation decisions to Eric J. Crown, the Company's Chief Executive Officer, with respect to Messrs. Gumbert, Smith and all others. The Committee currently is comprised of Larry A. Gunning and Robertson C. Jones, each of whom is an outside director.

         The Compensation Committee and the Chief Executive Officer utilized KPMG Peat Marwick LLP to analyze and review the competitiveness of executive pay. The analysis has provided the basis for recommendations and approvals with respect to the terms and provisions included in the 1998 executive employment agreements. The analysis provided information regarding "peer" compensation levels and long-term incentive compensation obtained from publicly held company reports and SEC Filings, executive compensation surveys and other relevant sources. The Compensation Committee and the Chief Executive Officer considered all such factors in its decision to adopt the related agreements.

COMPENSATION PHILOSOPHY

         The general philosophy of the Company's executive compensation program is to offer executive officers compensation that is competitive in the marketplace, but also is based upon the Company's performance and/or the employee's individual contribution and performance. The Company's executive compensation policies are intended to motivate and reward executives for long-term strategic management and the enhancement of stockholder value through cash payments (salary and bonus) and equity incentives (in the form of stock options). The ultimate goal of the Committee in its administration of the Company's executive compensation program is to ensure that the Company attracts and retains highly qualified managers through competitive salary and benefit programs and encourages extraordinary effort on the part of management through well-designed incentive opportunities.

BASE SALARY

         Executive officer base salaries for the period of July 1, 1996 to June 30, 1997 were set by the Committee or Eric J. Crown, the Company's Chief Executive Officer. With the exception of the increase in base salary paid to Branson M. Smith, described below, executive officer base salaries for the period of July 1, 1996 to June 30, 1997 were maintained at the rate which had previously been established for the previous 12 months. The annual base salary of Branson M. Smith, Chief Operating Officer of the Company's subsidiary, Direct Alliance Corporation, was increased during the period of July 1, 1996 to June 30, 1997 from $125,000 to $137,500 based upon an appraisal of the contributions of Mr. Smith.

         Several factors were considered in originally setting each executive's base salary, including compensation data for comparable companies in the Company's industry and compensation data for executives with comparable responsibilities in the Phoenix, Arizona metropolitan area, as derived primarily from published industry data and proxy statements of publicly-held companies. The Company did not utilize an independent consulting firm in formulating compensation decisions in the agreements.

         Effective October 1, 1994 and in anticipation of the Company's initial public offering, each of Eric J. Crown, Chief Executive Officer, and Timothy A. Crown, President, entered into an employment agreement with the Company that provided for, among other things, an annual base salary of $225,000 until June 30, 1997. These employment agreements terminated according to their terms on June 30, 1997. As described under "Employment Contracts, Termination of Employment and Change-of-Control Arrangements," the Compensation Committee, utilized KPMG Peat Marwick LLP to analyze and review the competitiveness of executive pay. The review has provided the basis for recommendations and approvals with respect to the terms and provisions included in the 1998 executive employment agreements.

         The base salaries for Eric J. Crown, Timothy A. Crown, Stanley Laybourne, Michael A. Gumbert and Branson M. Smith are set at $250,000, $250,000, $190,000, $215,000 and $155,000 respectively, for a two year period effective July 1, 1997. Additionally, Messrs. Crown, Crown and Laybourne are entitled to receive an incentive bonus, payable quarterly, during the two year agreement based on a percentage of the Company's net earnings (before deducting the incentive bonuses) and Messrs. Gumbert and Smith are entitled to receive an incentive bonus, payable quarterly, during their two year agreement based on a percentage of net earnings (before deducting the incentive bonuses), of their respective subsidiaries, provided that (i) the Company's net earnings exceed stated minimums and (ii) in no event will the incentive bonuses exceed (A) with respect to Messrs. Crown and Crown, 270% of their base salaries and (B) with respect to Messr. Laybourne 70% of his base salaries.

CASH BONUSES

         Traditionally, the Company has viewed cash bonuses for executive officers as an opportunity to tie a portion of an executive officer's compensation to the financial performance of the Company. As mentioned above, the employment agreements for the Chief Executive Officer and President specifically provided that no bonuses would be paid to those officers for performance from October 1, 1994 to June 30, 1997. The Company did pay bonuses to its other executive officers during the first two quarters of calendar 1997, based on both the Company's performance and their individual contributions. During the last two quarters of calendar 1997, bonuses were paid to the Company's Named Executive Officers according to the executive employment agreements, as described above. During calendar 1997, cash bonuses were earned by the Company's Named Executive Officers as follows: Eric J. Crown - $195,042; Timothy A. Crown - $195,042; Stanley Laybourne - $85,342; Michael A. Gumbert - $110,967; and Branson M. Smith - $36,118.

STOCK INCENTIVES

         In November 1994, the Company's Board of Directors adopted and the Company's private stockholders approved the 1994 Stock Option Plan (the "1994 Option Plan") under which incentive stock options and nonqualified stock options may be granted to executive officers, other key employees, nonemployee directors and consultants. In October 1997, the Company's Board of Directors adopted and the Company's stockholders approved the Company's 1998 Long-Term Incentive Plan (the "LTIP") under which a variety of stock-based awards may be granted to officers, employees, directors, and consultants or independent contractors, including officers who are also directors of the Company and its subsidiaries. Stock-based compensation is viewed as a critical incentive component of the Company's overall executive compensation program because it directly ties an executive's compensation to the value realized by the Company's owners -- its stockholders -- and because it permits the Company to recruit and retain top talent.

         During calendar 1997, stock options to purchase a total of 209,995 shares of Company Common Stock were granted to the Company's Named Executive Officers as follows: Eric J. Crown - 67,499 shares; Timothy A. Crown - 67,499 shares; Stanley Laybourne - 22,499 shares; Michael A. Gumbert - 29,999 shares; and Branson M. Smith - 22,499 shares.

         All of the options granted during calendar 1997 to Named Executive Officers provide that one-third of the options vest on each of the first three anniversaries of the date of grant, provided the optionee is still an employee of the Company at that time. A staged vesting was employed in order to provide incentive for the Company's key executives to remain at the Company for at least three years following the date of option grant to promote continuity of the Company's previously successful management team. All of the options were granted with an exercise price equal to the market value of the Company's Common Stock at the close of trading on the date of grant, thus serving to focus the optionee's attention on managing the Company from the perspective of an owner with an equity stake in the business.

SECTION 162(m)

         Section 162(m) of the Internal Revenue Code limits, to $1 million, the deductibility by a publicly held corporation of compensation paid in a taxable year to the Chief Executive Officer and any other executive officer whose compensation is required to be reported in the Summary Compensation Table. Qualified performance-based compensation will not be subject to the deduction limit if certain conditions are met. It is the Committee's intent to evaluate and, to the extent possible consistent with its other compensation objectives and overall compensation philosophy, take the steps necessary to satisfy those conditions in order to preserve the deductibility of executive compensation. Nevertheless, the Company may not be able to preserve deductibility of executive compensation recognized in connection with the exercise of certain options that have been granted to covered executive officers. Specifically, compensation resulting from the exercise of options granted to a covered executive officer under the 1994 Option Plan will not qualify for deductibility to the extent that the total of the base salary, bonuses and compensation from such option exercise received by any covered executive officer exceeds $1 million in any taxable year.

                             COMPENSATION COMMITTEE

                       Larry A. Gunning    Robertson C. Jones

                          STOCK PRICE PERFORMANCE GRAPH

         Set forth below is a graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Retail Trade Index for the period commencing January 24, 1995 (the date on which trading in the Company's Common Stock commenced) and ended December 31, 1997. The graph assumes that $100 was invested on January 24, 1995 in Company Common Stock and in each of the two Nasdaq indices, and that, as to such indices, dividends were reinvested. The Company has not, since its inception, paid any dividends on the Common Stock.

         Historical stock price performance shown on the graph is not necessarily indicative of future price performance.

       DATE                      NSIT             MARKET INDEX    PEER INDEX
       ----                      ----             ------------    ----------
      Jan-95                    100.000             100.000         100.000
      Feb-95                     97.590             104.175         100.618
      Mar-95                     98.795             107.262         101.056
      Apr-95                    100.000             110.639         100.503
      May-95                    131.325             113.492         102.893
      Jun-95                    149.398             122.690         111.315
      Jul-95                    185.542             131.708         117.362
      Aug-95                    184.337             134.377         117.033
      Sep-95                    224.096             137.467         119.160
      Oct-95                    171.084             136.680         117.058
      Nov-95                    142.169             139.889         116.435
      Dec-95                    120.482             139.144         112.544
      Jan-96                    122.892             139.830         111.422
      Feb-96                    130.120             145.154         118.782
      Mar-96                    146.988             145.634         126.582
      Apr-96                    171.084             157.717         138.024
      May-96                    191.566             164.959         141.278
      Jun-96                    224.096             157.522         135.292
      Jul-96                    228.916             143.492         127.003
      Aug-96                    248.193             151.532         136.002
      Sep-96                    360.241             163.123         142.823
      Oct-96                    327.711             161.321         136.928
      Nov-96                    324.096             171.294         140.286
      Dec-96                    269.880             171.138         134.176
      Jan-97                    316.265             183.301         137.014
      Feb-97                    301.205             173.180         132.295
      Mar-97                    238.554             161.880         127.622
      Apr-97                    228.916             166.938         123.383
      May-97                    274.699             185.861         136.361
      Jun-97                    289.759             191.553         144.209
      Jul-97                    368.675             211.764         150.872
      Aug-97                    416.867             211.441         153.430
      Sep-97                    478.916             223.951         163.510
      Oct-97                    565.663             212.358         154.869
      Nov-97                    560.241             213.421         158.263
      Dec-97                    531.325             210.069         158.014

                                                        Jan. 24,      Dec. 31,      Dec. 31,      Dec. 31,
                                                          1995         1995           1996          1997
                                                        --------      --------      --------      --------
Insight Enterprises, Inc. Common Stock                  $100.00       $120.48       $269.88       $531.33

Nasdaq Stock Market U.S. Companies (Market Index)       $100.00       $139.14       $171.14       $210.07

Nasdaq Retail Trade Stock (Peer Index)                  $100.00       $112.54       $134.18       $158.01

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose any failure to file by these dates. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all of these filing requirements were satisfied during the calendar year ended December 31, 1997, except that (i) Timothy A. Crown was one month late reporting a gift of 10,000 shares to a charitable organization, (ii) former section 16 officer, Robert Brinkman, was seven months and four months late reporting the grant of options to acquire 1,125 and 5,000 shares, repectively, and (iii) former section 16 officer, Daniel Sager, was seven months, four months, and five months late reporting a grant of options to acquire 1,125 shares, the grant of options to acquire 5,000 shares, and the sale of 5,250 shares, respectively.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by (i) each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group.

                                                            SHARES OF COMMON STOCK
                                                             BENEFICIALLY OWNED(2)

NAME(1)                                                 NUMBER OF
                                                          SHARES                PERCENT
Eric J. Crown                                          1,078,694(3)             10.4%
Timothy A. Crown                                       1,068,544                10.3%
Pilgrim Baxter & Associates                            1,075,600(10)            10.4%
Fidelity Management and Resource Corporation             695,050(11)             6.7%
AIM Management Group, Inc.                               657,500(12)             6.3%
Maverick Capital Limited                                 535,000(13)             5.2%
Stanley Laybourne                                         65,720(4)                *
Michael A. Gumbert                                         8,815(5)                *
Branson M. Smith                                          17,501(6)                *
Larry A. Gunning                                           3,000(7)                *
Robertson C. Jones                                         5,250(8)                *
All directors and executive officers as a group        2,247,524(9)             21.5%
(7 persons)

         * Less than 1%

(1) The address of Messrs. Crown, Crown, Laybourne, Gumbert, Smith, Gunning and Jones is c/o Insight Enterprises, Inc., 6820 South Harl Avenue, Tempe, Arizona 85283.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of the date of the information in the table are deemed to be beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, to the Company's knowledge the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3)      Includes 150 shares beneficially owned by Mr. Crown's spouse.

(4) Consists of 65,720 shares subject to options exercisable within 60 days of the Record Date.

(5) Consists of 2,500 shares subject to options exercisable within 60 days of the Record Date.

(6) Consists of 17,501 shares subject to options exercisable within 60 days of the Record Date.

(7) Consists of 3,000 shares subject to options exercisable within 60 days of the Record Date.

(8) Includes 4,500 shares subject to options exercisable within 60 days of the Record Date.

(9) Includes 93,221 shares subject to options exercisable within 60 days of the Record Date.

(10) Number of shares based on the stockholder's 13(G) filing for December 31, 1997. The address of Pilgrim Baxter & Associates is 825 Dupertail Road, Wayne, PA 19087

(11) Number of shares based on the stockholder's 13(G) filing for December 31, 1997. The address of Fidelity Management and Resource Corporation is 82 Devonshire Street, Boston, MA 02109.

(12) Number of shares based on the stockholder's 13(G) filing for December 31, 1997. The address of AIM Management Group, Inc. is P.O. Box 4333, Houston, TX 77210.

(13) Number of shares based on the stockholder's 13(f) filing for December 31, 1997. The address of Maverick Capital Limited is 8080 N. Central Expressway Suite 1, Dallas, TX 75206.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

         Eric J. Crown and Timothy A. Crown each own 15% of the voting securities of Concentric Systems, Inc., a reseller of computer products. Concentric Systems, Inc. purchased $731,343, $915,806 and $2,941,220, of products from the Company, consisting primarily of computer hard disk drives, for the years 1997, 1996 and 1995, respectively. These products were sold to Concentric Systems, Inc. at an average mark-up of approximately one percent over the cost of such products to the Company in 1997 and 1996 and approximately five percent over cost in calendar 1995.

         Commencing October 1993, the Company began leasing a parcel of vacant land owned by a corporation that is owned by Eric J. Crown and Timothy A. Crown pursuant to a month-to-month lease in which the Company paid a total of $15,120 in lease payments for 1997. The vacant land is adjacent to one of the Company's facilities and is used as an employee parking lot. In August 1997, the property was sold to an unrelated party.

         In July 1996, the Company loaned $75,000 to Michael A. Gumbert, Chief Operating Officer of Insight Direct, Inc. The loan was evidenced by a promissory note and was collateralized with shares of the Company's Common Stock owned by Mr. Gumbert. The note was interest free until January 1, 1997 and then accrued interest at a rate of 6%. At December 31, 1997, the note had been paid in full.

         The Company believes that transactions it has entered into with affiliates are at arm's-length and on terms equivalent or similar to terms under which the Company would conduct business with unaffiliated third parties.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         The principal independent accounting firm utilized by the Company during the year ended December 31, 1997 was KPMG Peat Marwick LLP, independent certified public accountants. KPMG Peat Marwick LLP has audited the Company's financial statements annually since 1988. It is presently contemplated that KPMG Peat Marwick LLP will be retained as the principal accounting firm to be utilized by the Company during 1998. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting for the purpose of responding to appropriate questions and will be given the opportunity to make a statement if he or she desires to do so.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1999 Annual Meeting must be received by the Company no later than December 15, 1998 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals should be addressed to the Secretary of the Company at 6820 South Harl Avenue, Tempe, Arizona 85283.

                                  OTHER MATTERS

         The Company knows of no other matters to be brought before the Annual Meeting. If any other matter properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares represented by the proxies as the Board of Directors may recommend.

         The foregoing Notice and Proxy Statement are sent by order of the Board of Directors.

                                             INSIGHT ENTERPRISES, INC.

                                             /s/ Stanley Laybourne

March 31, 1998                               Stanley Laybourne
                                             Secretary, Treasurer
                                             and Chief Financial Officer

PROXY

                            INSIGHT ENTERPRISES, INC.
                       1998 ANNUAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints ERIC J. CROWN and STANLEY LAYBOURNE, or any one of them acting in the absence of the other with full powers of substitution, the true and lawful attorneys and proxies of the undersigned to vote, as designated below, all shares of Common Stock of Insight Enterprises, Inc. (the "Company") which the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders of the Company to be held at Insight's corporate headquarters, 6820 South Harl Avenue in Tempe, Arizona 85283, on Thursday, May 7, 1998 at 3:00 p.m. local time and at any and all adjournments or postponements thereof.

    PLEASE MARK, SIGN, DATE AND RETURN THIS CARD USING THE ENCLOSED ENVELOPE

                            - FOLD AND DETACH HERE -

                                                              Please mark
                                                             your votes as
                                                             indicated in
                                                             this example. /X/

                                                      FOR               WITHHELD

1.       Election of Class I Director:
           VOTE FOR nominee listed below              / /                   / /

         Nominee: Eric J. Crown

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE DIRECTOR NOMINEE AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

Signature _______________ Signature if held jointly _______________ Date _______
Please sign exactly as your name appears. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title.

                            - FOLD AND DETACH HERE -

    Note: As approved by the Board of Directors of Insight Enterprises, Inc., the Company's year end has changed from June 30 to December 31.